SHARE ISSUANCE AGREEMENT

SHARE ISSUANCE AGREEMENT dated for reference the 17th day of May, 2007, AMONG:

EuroEnergy Global Capital S.A., Salduba Building, Top Floor, 53rd East St, Urbanizacion Obarrio, Panama 5(hereinafter, the "Subscriber"), AND:

FOX PETROLEUM INC., 64 Knightsbridge, London, England, SW1X 7JF (hereinafter, the "Company")

NOW THEREFORE THIS SHARE ISSUANCE AGREEMENT (“Agreement”) WITNESSES that the parties hereto agree as follows:

ARTICLE 1 – INTERPRETATION

1.1. Definitions. When used in this Agreement (including the recitals and schedules hereto) or in any amendment hereto, the terms listed in Schedule A hereto shall, unless otherwise expressly provided, have the meanings assigned to them therein.

ARTICLE 2 - THE SHARE ISSUANCE

2.1. Share Issuance. The Subscriber shall make available to the Company in accordance with, and subject to the terms and conditions of, this Agreement, until May 17, 2008 (the "Completion Date"), up to $8,000,000 by way of Advances in accordance with Sections 2.2, 2.3 and 2.4 of this Agreement. The Completion Date may be extended for an additional term of up to six months at the option of the Company or the Subscriber upon written notice on or before the Completion Date in accordance with the notice provisions in Section of this Agreement.

2.2. The Advances. On the terms and conditions set forth herein the Subscriber, from time to time, on any Banking Day, prior to the Completion Date, agrees to make advances to the Company ("Advances"). Each Advance shall be in an aggregate amount of not less than $100,000 and in integral multiples of $100,000.

2.3. Making the Advances. Each Advance shall be made on or before five Banking Days following notice from the Company. Each such notice shall be given by a notice to the Subscriber in the form substantially the same as the form attached hereto in Schedule B (each a "Notice") which shall specify therein (i) the requested date of such Advance; (ii) the aggregate amount of such Advance.

2.4. Subscription Agreement. Upon making each Advance, the Subscriber shall provide an executed Subscription Agreement, in a form acceptable to both parties to this Agreement, to the Company.

2.5. Use of Proceeds. The Company shall use all Advances to fund: (i) exploration activities; and (ii) working capital and general corporate activities.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties. The Company represents and warrants to the Subscriber as outlined in Schedule C hereto.

ARTICLE 4 - COVENANTS OF THE COMPANY

4.1. Affirmative Covenants. Until the Completion Date, the Company shall:

(a) Compliance with Laws, etc. Comply with all applicable laws, non-compliance with which could have a material adverse effect on the Company;

(b) Payment of Taxes and Claims. Pay and discharge before the same shall become delinquent: (i) all taxes and assessments; and (ii) all lawful claims which, if unpaid, might become a lien upon or in respect of the Company's assets or properties;

(c) Maintain Title. Maintain and, as soon as reasonably practicable, defend and take, all action necessary or advisable at any time, and from time to time, to maintain, defend, exercise or renew its right, title and interest in and to all of its property and assets;

(d) Pay Obligations to Subscriber and Perform Other Covenants. Make full and timely payment of its obligations hereunder and duly comply with the terms and covenants contained in this Agreement, all at the times and places and in the manner set forth therein;

(e) Further Assurances. At its cost and expense, upon request by the Subscriber, duly execute and deliver, or cause to be duly executed and delivered, to the Subscriber, such further instruments and do and cause to be done such other acts as may be necessary or proper in the reasonable opinion of the Subscriber to carry out more effectually the provisions and purposes of this Agreement.

ARTICLE 5 – SHARE ISSUANCE

5.1 Share Issuance. The Company shall issue, within five (5) Banking Days following the date of the receipt by the Company of any Advance under this Agreement, units (each a “Unit”) of the Company at the Unit Price. Each Unit shall consist of one share (each a “Share”) of the common stock of the Company (the “Common Stock”) and one share purchase warrant (each a “Warrant”). Each Warrant shall entitle the Subscriber to purchase one additional share (each a “Warrant Share”) of Common Stock, at an exercise price equal to 125% of the Unit Price at which the Unit containing the Warrant being exercised was issued, for a period of three (3) years from the date such Warrant is issued. Upon receipt of any Advance under this Agreement, the Company shall promptly cause its registrar and transfer agent to issue the certificates representing the Shares. If the Subscriber exercises the Warrants, the Company shall promptly cause its registrar and transfer agent to issue the certificates representing the Warrant Shares.

5.2 Fractional Shares. Notwithstanding any other provisions of this Agreement, no certificate for fractional shares of the Shares or the Warrant Shares shall be issued to the Subscriber. In lieu of any such fractional shares, if the Subscriber would otherwise be entitled to receive a fraction of a share of the Shares or Warrant Shares following a Share Issuance or exercise of a Warrant, as applicable, the Subscriber shall be entitled to receive from the Company a stock certificate representing the nearest whole number of shares of the Company.

ARTICLE 6 - MISCELLANEOUS

6.1. Notices, etc. Except as otherwise expressly provided herein, all notices, requests, demands, directions and communications by one party to the other shall be sent by hand delivery or registered mail, and shall be effective when hand delivered or when delivered by the relevant postal service, as the case may be. All such notices shall be addressed to the President of the notified party at its address given on the signature page of this Agreement, or in accordance with any unrevoked written direction from such party to the other party.

6.2. No Waiver; Remedies. No failure on the part of the Subscriber or the Company to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

6.3. Jurisdiction. (1) Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the State of Nevada in any action or proceeding arising out of or relating to this Agreement. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; and (2) nothing in this Section 7.3 shall affect the right of the Subscriber to serve legal process in any other manner permitted by Law or affect the right of the Subscriber to bring any action or proceeding against the Company or its property in the courts of other jurisdictions.

6.4. English Version. The parties hereby represent, warrant, acknowledge and agree that: (i) they have agreed that this Agreement be drawn up in the English language; and (ii) the English version of this Agreement shall govern for all purposes.

6.5. Successors and Assigns. The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Subscriber, which consent may be arbitrarily withheld.

6.6. Severability. If one or more provisions of this Agreement be or become invalid, or unenforceable in whole or in part in any jurisdiction, the validity of the remaining provisions of this Agreement shall not be affected. The parties hereto undertake to replace any such invalid provision without delay with a valid provision which as nearly as possible duplicates the economic intent of the invalid provision.

6.7. Counterparts. This Agreement may be executed in counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

6.8. Syndication/Participation. The Subscriber may not sell, transfer, assign, participate, syndicate or negotiate to one or more third parties, in whole or in part, the Commitment and its rights under this Agreement, without the prior written consent of the Company, which consent may not be arbitrarily withheld.

6.9. Exclusivity. The Company and it’s Management may not discuss, solicit, negotiate, nor engage in any investment or corporate finance agreements for a period of twenty-four (24) months from the date of this Agreement, without the prior written consent of the Subscriber, which consent may not be arbitrarily withheld. The Subscriber shall retain first right of refusal, relating to any future financing of the Company. If for any reason the Subscriber chooses not to fund any request for funding under section 6.10, this section will not be operative for the duration of the term of this agreement.

6.10 Unfavorable Market Conditions. The Subscriber may, at its sole discretion, deem market conditions to be unfavorable for further investment and the Subscriber may waive some or all of the provisions with regards to Exclusivity.

6.11 Debt. The Company is bound to the Subscriber for a period of twenty-four (24) months, that it may only engage in any investment or corporate finance, which is accepted in return for equity in the Company. The Company may not accept any investment or corporate finance within the above named period, which would be a debt for the Company.

6.12 Option. The Subscriber may, at their discretion, take the option to subscribe up to a further $5,000,000, when the total subscription from this agreement has been received by the Company. The Subscriber shall have first right of refusal if the Company seeks further financing, and the Company should abide by clause 6.9, in regards to exclusivity, for any subsequent investment or financing, thus meaning they may not solicit elsewhere without written consent from the Subscriber.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SUBSCRIBER:? EuroEnergy Growth Capital S.A.

Per: /s/ Kati Watson

Authorized Signing Officer

Kati Watson

THE COMPANY:?FOX PETROLEUM INC.

Per: /s/ Alexander Craven

Authorized Signing Officer

Alexander Craven

SCHEDULE A

DEFINITIONS

“Banking Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of Nevada or other day on which banking institutions are authorized or obligated to close in Nevada.

“Charter Documents” means constating documents and by-laws, and all amendments thereto;

“Consent” means any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other concession or by-law, rule or regulation;

"Unit Price" means a price equal to 80% of the volume weighted average of the closing price (the "VWAP") of Common Stock, for the ten (10) Banking Days immediately preceding the date of the Notice, as quoted on Yahoo! Finance at http://finance.yahoo.com/, or other source of stock quotes as agreed to by the parties.

“Dollar” or “$” means the currency of the United States of America.

SCHEDULE B

NOTICE

(To be executed by the Company in order to request an Advance)

To: EuroEnergy Growth Capital S.A.(the “Subscriber”)

The undersigned, FOX PETROLEUM INC. (the “Company”) hereby requests an advance of $2,000,000, in accordance with the terms and conditions set forth in the Share Issuance Agreement dated May 17th 2007, between the Subscriber and the Company and as of the Date of Notice written below.

Date of Notice:	17 May 2007

Remaining amount to be

advanced under the Share	$6,000,000
Issuance:

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

All undefined capitalized terms used herein shall have the meanings set out in the Share Issuance Agreement (the “Agreement”) between EuroEnergy Growth Capital S.A. the “Subscriber”) and FOX PETROLEUM INC. (the “Company”).

(a)    Organization and Corporate Power. The Company has been duly incorporated and organized and is validly subsisting and in good standing under the laws of its jurisdiction and has full corporate right, power and authority to enter into and perform its obligations under the Agreement to which it is or shall be a party and has full corporate right, power and authority to own and operate its properties and to carry on its business;

(b)    Conflict with Other Instruments. The execution and delivery by the Company of the Agreement and the performance by the Company of its obligations thereunder, do not and will not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of: (A) the charter documents of the Company; (B) any law applicable to or binding on the Company; or (C) any contractual restriction binding on or affecting the Company or its properties the breach of which would have a material adverse effect on the Company; or (ii) result in, or require or permit: (A) the imposition of any lien on or with respect to the properties now owned or hereafter acquired by the Company; or (B) the acceleration of the maturity of any debt of the Company, under any contractual provision binding on or affecting the Company;

(c)    Consents, Official Body Approvals. The execution and delivery of the Agreement and the performance by the Company of its obligations thereunder have been duly authorized by all necessary action on the part of the Company, and no Consent under any applicable law and no registration, qualification, designation, declaration or filing with any official body having jurisdiction over the Company is or was necessary therefore. The Company possesses all Consents, in full force and effect, under any applicable Law, which are necessary in connection with the operation of its business, the non-possession of which could reasonably be expected to have a material adverse effect on the Company;

(d)    Execution of Binding Obligation. The Agreement has been duly executed and delivered by the Company and, when duly executed by the Company and delivered for value, the Agreement will constitute legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with its terms;

(e)    No Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, after due inquiry, threatened against or affecting the Company (nor, to the knowledge of the Company, after due inquiry, any basis therefore) before any official body having jurisdiction over the Company which purport to or do challenge the validity or propriety of the transactions contemplated by the Share Issuance the Company, which if adversely determined could reasonably be expected to have a material adverse effect on the Company;

(f)    No Defaults. The Company is not in breach of or in default under, in any respect: (i) its charter documents; (ii) any applicable law; (iii) any contract or agreement binding on or affecting it or its property or assets (including, without limitation, the Agreement); (iv) any material indenture, mortgage, deed of trust; or (v) any writ, judgment, determination or award binding on it or affecting it where such breach or defect could, in the case of (ii), (iii), (iv) or (v) above, have a material adverse effect on the Company;

(g)    Title to Assets. The Company has good and marketable title to all of its properties and assets;

(h)    Absence of Changes. Since the date of the most recently delivered financial statements of the Company, the Company has carried on its business, operations and affairs only in the ordinary and normal course consistent with past practice.